QUANTUM CORPORATION

AMENDMENT TO WILLIAM BRITTS OFFER LETTER

     Quantum Corporation (the “Company”) and William Britts (the “Executive”) entered into an offer letter, dated August 25, 2006 (the “Offer Letter”) and an amendment to the Offer Letter, dated August 18, 2008. This Amendment to the Offer Letter is made as of January 28, 2010, by and between the Company and the Executive.

RECITALS

     WHEREAS, the Company and the Executive desire to further amend the Offer Letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

     WHEREAS, under the Offer Letter, the Executive will be entitled a lump sum cash payment if his employment is Involuntarily Terminated (as defined in, and in the circumstances described in, the Offer Letter) and Executive executes and does not revoke a separation agreement and general release of claims.

     NOW, THEREFORE, the Company and the Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

     1. Code Section 409A. The Code Section 409A paragraphs previously added to the Offer Letter are hereby amended in their entirety to read as follows:

     “Notwithstanding anything to the contrary in this Offer Letter, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the severance benefits payable to you under this Offer Letter, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service but prior to the six (6) month anniversary of your date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

     It is the intent of this Offer Letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Offer Letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

     The separation agreement and general release required above must be executed and not revoked within the period required by the release and in no event later than sixty (60) days following your termination, inclusive of any revocation period set forth in the release. Subject to the six (6) month delay described above, if your employment ends on or before October 15 of a calendar year, the Deferred Compensation Separation Benefits to which you are entitled shall be paid by Quantum to you within ten (10) calendar days after the date the separation agreement and general release becomes effective, but on or before December 31 of that calendar year. If your employment ends after October 15 of a calendar year, the Deferred Compensation Separation Benefits to which you are entitled shall be paid by Quantum to you on the later of (a) the second payroll date in the calendar year next following the calendar year in which your employment has ended or (b) the first payroll date following the date the your separation agreement and general release becomes effective, subject to the six (6) month delay described above.”

     2. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

     3. Entire Agreement. This Amendment and the Offer Letter between the Executive and the Company, as amended, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     4. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

     5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

     6. Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

     7. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and the Executive.

(Signature page follows)

     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

WILLIAM BRITTS	QUANTUM CORPORATION

/s/ William Britts	/s/ Shawn Hall
Signature	Signature

William Britts	Shawn Hall
Print Name	Print Name

Senior Vice President, General Counsel
Print Title

(Signature page to Amendment to Britts Offer Letter)